                                                FILED PURSUANT TO RULE 424(B)(2)
                                                     REGISTRATION NO. 333-132747

                            PROSPECTUS SUPPLEMENT
                            (TO PROSPECTUS DATED MARCH 27, 2006)
                            PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 30,
                            2006

        ENHANCED APPRECIATION SECURITIES

        UBS AG $- NOTES LINKED TO THE EUR/USD EXCHANGE RATE DUE ON OR ABOUT JANUARY 30, 2008

           Issuer:                   UBS AG
           Maturity Date:            We currently expect the Notes will mature on or about
                                     January 30, 2008.
           Coupon:                   We will not pay you interest during the term of the Notes.
           Reference Exchange        The Notes are linked to the EUR/USD exchange rate, which
           Rate:                     expresses the amount in U.S. dollars that can be exchanged for one euro.
           Maximum Return:           Approximately 20% to 24% (to be determined on July 21, 2006)
                                     total return, or $- for each $1,000 principal amount (-%
                                     p.a. on an actual/360 basis).

           Payment at Maturity:      You will receive a cash payment at maturity based on the
                                     Currency Return of your Notes. If the Currency Return is
                                     positive, it will be increased by 250%, subject to the
                                     Maximum Return. The Notes are fully exposed to any decline in the Reference Exchange Rate. A negative Currency Return will reduce the cash payment at maturity.
                                     + If the Final Exchange Rate is equal to or greater than -
                                     USD per euro (the "Cap Level"), you will receive your
                                       Principal Amount plus the Maximum Return
                                     + If the Final Exchange Rate is greater than - USD per euro
                                     (the "Strike Level"), but less than the Cap Level, you will receive a cash payment according to the following formula:
                                       Principal Amount X (100% + (2.5 x Currency Return))
                                     + If the Final Exchange Rate is less than or equal to the
                                     Strike Level, you will receive a cash settlement according to the following formula:
                                       Principal Amount X (100% + Currency Return)
                                     ACCORDINGLY, YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF
                                     THE EUR/USD EXCHANGE RATE DECLINES.
                                     For a description of how your payment at maturity will be
                                     calculated, see "How will your payment at maturity be
                                     calculated?" on page S-4 and "Specific Terms of the
                                     Notes--Payment at Maturity" on page S-18.
           Currency Return:          Final Exchange Rate - Strike Level
                                     --------------------------------------
                                               Strike Level
           Initial Exchange Rate:    EUR/USD exchange rate as determined by the calculation agent at approximately 2:30 p.m. on or about July 21, 2006 (the
                                     "trade date"). The Initial Exchange Rate will be set forth in the final prospectus supplement delivered to you. The
                                     Strike Level will equal the Initial Exchange Rate.
           Final Exchange Rate:      EUR/USD exchange rate at approximately 10:00 a.m., New York
                                     City time, on the final valuation date, as described in this prospectus supplement.
           Booking Branch:           UBS AG, Jersey Branch
           Calculation Agent:        UBS Securities LLC
           CUSIP Number:             -

        SEE "RISK FACTORS" BEGINNING ON PAGE S-10 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                         Price to    Underwriting    Proceeds to
                                          Public       Discount        UBS AG
           Per Note                        100%         1.25%          98.75%
           Total                         -           -                 -

        UBS INVESTMENT BANK            UBS FINANCIAL SERVICES INC.[UBS LOGO]

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE ENHANCED APPRECIATION SECURITIES?

The Enhanced Appreciation Securities (the "Notes") are medium-term notes issued by UBS whose return is linked to the EUR/USD exchange rate, a rate that expresses the number of U.S. dollars that can be exchanged for one euro (the "EUR/USD exchange rate"). You will receive a cash payment at maturity based on the Currency Return of your Notes. If the Currency Return is positive, it will be increased by 250%, subject to the Maximum Return. The Notes are fully exposed to any decline in the Reference Exchange Rate. A negative Currency Return will reduce the cash payment at maturity.

+ If the Final Exchange Rate is equal to or greater than - USD per euro (the "Cap Level"), you will receive your Principal Amount plus the Maximum Return

+ If the Final Exchange Rate is greater than - USD per euro (the "Strike Level"), but less than the Cap Level, you will receive a cash payment according to the following formula:
   Principal Amount x (100% + (2.5 x Currency Return))

+ If the Final Exchange Rate is less than or equal to the Strike Level, you will receive a cash settlement according to the following formula:
   Principal Amount x (100% + Currency Return)

ACCORDINGLY, YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE EUR/USD EXCHANGE RATE DECLINES.

On the trade date, we will determine the Strike Level, the Cap Level and the maximum return on the Notes, which will be disclosed to you in the final prospectus supplement delivered to you in connection with the sale of the Notes.

+  Strike Level:  - U.S. dollars per euro (equal to the Initial Exchange Rate).

+  Cap Level:  - U.S. dollars per euro (to be determined by the calculation
   agent at approximately   -- p.m. on the trade date.

The "Initial Exchange Rate" will be determined by the calculation agent on the trade date and will equal the EUR/USD exchange rate as determined by the calculation agent at approximately 2:30 p.m. as observed in the interbank market foreign exchange market as reported by Bloomberg L.P. The Initial Exchange Rate will be set forth in the final prospectus supplement delivered to you.

The "Final Exchange Rate" will be determined by the calculation agent and will equal the EUR/USD exchange rate in the interbank market as reported by Bloomberg L.P. at approximately 10:00 a.m., New York City time, on the final valuation date, as described in this prospectus supplement.

The "Currency Return" measures the change in the EUR/USD exchange rate based on the Final Exchange Rate relative to the Strike Level and is expressed as follows:

Currency Return =         Final Exchange Rate - Strike Level
                   ------------------------------------------------
                                     Strike Level

We will not pay you interest during the term of the Notes.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-18.

SELECTED PURCHASE CONSIDERATIONS

+ GROWTH POTENTIAL--The Notes, if held to maturity, provide the opportunity to participate in possible increases in the EUR/USD exchange rate (the euro appreciates in value against the U.S. dollar) through an investment in the Notes, subject to the maximum return on the Notes of between 20% and 24% (to be determined on July 21, 2006) (-% p.a.).

+ U.S. DOLLAR DENOMINATED--The Notes trade and are settled in the U.S. market in U.S. dollars.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, Notes should be treated as a pre-paid derivative contract in respect of the euro. The terms of your Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you would generally recognize gain or loss upon the maturity of your Notes (or upon your sale, exchange or other disposition of your Notes prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Notes and it would be reasonable to take the position that you are permitted to elect to treat such gain or loss as capital gain or loss. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could be treated for tax purposes in a manner different from that described above in which case you may not be permitted to elect to treat your gain and loss as capital gain and loss. Please see the discussion under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations--Alternative Treatments" on page S-24.

For a more complete discussion of the U.S. federal income tax consequences of, and tax election to be made with respect to, your investment in the Notes, see "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-24.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this prospectus supplement, beginning on page S-10 and the "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency" section of the accompanying prospectus beginning on page 61.

+ YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--The Notes are fully exposed to any decline in the value of the euro relative to the U.S. dollar. You may lose some or all of your investment if the EUR/USD exchange rate declines from the trade date to the final valuation date.

+ NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

+ YOU WILL NOT RECEIVE MORE THAN THE MAXIMUM RETURN AT MATURITY--Because the maximum return on the Notes is approximately 20% to 24% (-% p.a.), the maximum payment per $1,000 principal amount of the Notes at maturity will be $-. You will not participate in any increase in the EUR/USD exchange rate above the maximum return at maturity.

+ THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--We do not intend to list the Notes on any stock exchange and there can be no assurances that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+ You believe that the EUR/USD exchange rate will increase over the term of the Notes (i.e., the euro will appreciate in value against the U.S. dollar), but is unlikely to greatly exceed the approximately 20% to 24% maximum return on the Notes at maturity.

+ You are willing to make an investment that is exposed to the full risk of a decline in the EUR/USD exchange rate.

+  You are willing to hold the Notes to maturity.

+  You seek an investment with a return linked to the EUR/USD exchange rate.

+  You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+  You seek current income from your investment.

+ You seek an investment that offers the possibility to participate in the full increase in the EUR/USD exchange rate.

+ You believe that the EUR/USD exchange rate is likely to decline or remain unchanged over the term of the Notes (i.e., the euro will depreciate in value or remain unchanged against the U.S. dollar), or you believe that the EUR/USD exchange rate will increase over the term of the Notes and that such increase will be in an amount greater than the approximately 20% to 24% maximum return on the Notes at maturity.

+  You seek an investment for which there will be an active secondary market.

+  You are unable or unwilling to hold the Notes until maturity.

+  You are not prepared to lose some or all of your investment.

WHAT IS THE EURO?

The euro is the official currency of the member states of the European Economic and Monetary Union (the "European Monetary Union"). It was introduced in January 1999 and replaced the national currencies of the then 11 participating countries. Today, the euro is the official currency of 12 nations including:
Germany, Belgium, Greece, Luxembourg, Spain, France, Ireland, Italy, the Netherlands, Austria, Portugal and Finland. Other current and future European Monetary Union countries may adopt the euro as their official currency. We have obtained all information in this prospectus supplement relating to the European Monetary Union, the euro and the EUR/USD exchange rate from public sources, without independent verification.

WHAT DOES THE EUR/USD EXCHANGE RATE REFLECT?

The EUR/USD exchange rate is a foreign exchange spot price that measures the relative value of the two currencies, the euro and the U.S. dollar. The figure is equal to the number of U.S. dollars that can be exchanged for one euro. The EUR/USD exchange rate increases when the euro appreciates relative to the U.S. dollar and decreases when the euro depreciates relative to the U.S. dollar. The "EUR/USD exchange rate" means the price in U.S. dollars of one euro in the interbank market. The Initial Exchange Rate and the Strike Level both equal - U.S. dollars per euro, the EUR/USD exchange rate as determined by the calculation agent at approximately 2:30 p.m., New York City time, on the trade date as observed in the interbank market foreign exchange market as reported by Bloomberg L.P. The Initial Exchange Rate will be set forth in the final prospectus supplement delivered to you. The Strike Level will equal the Initial Exchange Rate. The Final Exchange Rate will be determined by the calculation agent and will equal the EUR/USD exchange rate in the interbank market as reported by Bloomberg L.P. at approximately 10:00 a.m., New York City time, on the final valuation date, as described in this prospectus supplement.

HOW WILL YOUR PAYMENT AT MATURITY BE CALCULATED?

STEP 1:  CALCULATE THE CURRENCY RETURN.

          The Currency Return, which may be positive or negative, is the difference between the EUR/ USD exchange rate on the final valuation date relative to the Strike Level, expressed as a percentage, calculated as follows:

                                                Final Exchange Rate - Strike Level
                 Currency Return  =    ----------------------------------------------------
                                                           Strike Level

STEP 2:  CALCULATE THE ADJUSTED CURRENCY RETURN ON THE NOTES.

          The Adjusted Currency Return is based on the Currency Return, which may be positive or negative:

1)          If the Currency Return is positive:

            Adjusted Currency Return = (Currency Return x 2.5), subject to a maximum of approximately 20% to 24%)

2)          If the Currency Return is negative or zero:

            Adjusted Currency Return = Currency Return

STEP 3:  CALCULATE THE PAYMENT AT MATURITY.

          Payment at principal maturity =
        Principal amount of the Notes + (principal amount of the notes X Adjusted Currency Return)

HOW DO THE NOTES PERFORM AT MATURITY?

Hypothetical Examples

ASSUMPTIONS:

Strike Level:                                           1.2550     U.S. dollar per euro(1)
Cap Level:                                              1.3650     U.S. dollar per euro(2)
Principal amount of the Notes:                          $1,000
Maximum total return on the Notes:                       21.91%    total return
Maximum annualized return on Notes:                      14.39%    p.a. on an actual/360
                                                                   basis
Maximum payment at Maturity:                         $1,219.12

LOSS OUTCOMES:

EXAMPLE 1--THE FINAL EXCHANGE RATE IS 0.7530 U.S. DOLLARS PER EURO ON THE FINAL VALUATION DATE, BELOW THE STRIKE LEVEL OF 1.2550 U.S. DOLLARS PER EURO

Since the Final Exchange Rate is below the Strike Level of 1.2550 U.S. dollars per euro, you are fully exposed to the decline in the EUR/USD exchange rate.

Adjusted Currency Return = Currency Return   =    0.7530 - 1.2550  =    -40%
                                                  ---------------
                                                      1.2550

Your total cash payment at maturity will therefore be $600.00 (a 40% loss) which includes:

+  Principal amount                                         $1,000.00

+  Principal amount X Adjusted Currency Return               $-400.00
                                                            ---------
                              TOTAL:                          $600.00
                                                            =========

EXAMPLE 2--THE FINAL EXCHANGE RATE IS 1.0040 U.S. DOLLARS PER EURO ON THE FINAL VALUATION DATE, BELOW THE STRIKE LEVEL OF 1.2550 U.S. DOLLARS PER EURO

Since the Final Exchange Rate is below the Strike Level of 1.2550 U.S. dollars per euro, you are fully exposed to the decline in the EUR/USD exchange rate.

Adjusted Currency Return = Currency Return   =    1.0040 - 1.2550  =    -20%
                                                  ---------------
                                                      1.2550

Your total cash payment at maturity will therefore be $800.00 (a 20% loss) which includes:

+  Principal amount                                         $1,000.00

+  Principal amount X Adjusted Currency Return               $-200.00
                                                            ---------
                              TOTAL:                          $800.00
                                                            =========

------------

(1) The Strike Level will be set on the trade date and may differ from these examples.

(2) The Cap Level will be set on the trade date and may differ from the examples.

BREAKEVEN OUTCOME:

EXAMPLE 3--THE FINAL EXCHANGE RATE IS 1.2550 U.S. DOLLARS PER EURO ON THE FINAL VALUATION DATE, A 0% CHANGE FROM THE STRIKE LEVEL OF 1.2550 U.S. DOLLARS PER EURO

Since the Final Exchange Rate is equal to the Strike Level of 1.2550 U.S. dollars per euro you will receive 100% of your principal amount.

Adjusted Currency Return = Currency Return = 0%

Your total payment at maturity would therefore be $1,000.00 (a 0% total return on investment), which includes:

+  Principal Amount                                         $1,000.00

+  Principal Amount X Adjusted Currency Return                  $0.00
                                                            ---------
                              TOTAL:                        $1,000.00
                                                            =========

GAIN OUTCOMES:

EXAMPLE 4--THE FINAL EXCHANGE RATE IS 1.3100 U.S. DOLLARS PER EURO ON THE FINAL VALUATION DATE, A 4.38% INCREASE FROM THE STRIKE LEVEL OF 1.2550 U.S. DOLLARS PER EURO BUT BELOW THE CAP LEVEL OF 1.3650 U.S. DOLLARS PER EURO.

Since the Final Exchange Rate is above the Strike Level of 1.2550 U.S. dollars per euro, but below the Cap Level of 1.3650 U.S. dollars per euro, you will receive 2.5 times the Currency Return.

                  1.3100 - 1.2550  = 4.38%
Currency Return:  ---------------
                      1.2550

Adjusted Currency Return: 2.5 X Currency Return = 10.956%

Your total payment at maturity would therefore be $1,109.56 (a 10.956% total return on investment), which includes:

+  Principal Amount                                         $1,000.00

+  Principal Amount X Adjusted Currency Return              $  109.56
                                                            ---------
                              TOTAL:                        $1,109.56
                                                            =========

EXAMPLE 5--THE FINAL EXCHANGE RATE IS 1.3650 U.S. DOLLARS PER EURO ON THE FINAL VALUATION DATE, A 8.76% INCREASE FROM THE STRIKE LEVEL OF 1.2550 U.S. DOLLARS PER EURO

Since the Final Exchange Rate is above the Strike Level of 1.2550 U.S. dollars per euro and equal to the Cap Level, you will receive the maximum return on the Notes.

Your total payment at maturity would therefore be $1,219.12 (a 21.912% total return on investment) which includes:

                  1.3650 - 1.2550   = 8.76%
Currency Return:  ----------------
                       1.3650

Adjusted Currency Return: 2.5 X Currency Return = 21.912%

+  Principal Amount                                                        $1,000.00

+  Principal Amount X Adjusted Currency Return                               $219.12
                                                                           ---------
                              TOTAL:                                       $1,219.12
                                                                           =========

EXAMPLE 6--THE FINAL EXCHANGE RATE IS 1.5300 ON THE FINAL VALUATION DATE, A 21.912% INCREASE FROM THE STRIKE LEVEL OF 1.2550 DOLLARS PER EURO.

Since the Final Exchange Rate exceeds the Cap Level of 1.3650 USD per euro, you receive the Maximum Return of 21.912%.

Your total cash payment at maturity will therefore be limited to $1,219.12 (a 21.912% return on investment) which includes:

+  Principal Amount                                 $1,000.00

+  Principal Amount X Maximum Return                $  219.12
                                                    ---------
                              TOTAL:                $1,219.12
                                                    =========

HYPOTHETICAL PERFORMANCE AT MATURITY

                              (Performance Graph)

HYPOTHETICAL
   FINAL        % CHANGE FROM                       TOTAL RATE OF   ANNUALIZED RATE
  EXCHANGE        REFERENCE       VALUE OF EAS AT     RETURN ON      OF RETURN ON       ANNUALIZED
   RATES        EXCHANGE RATE     EXPIRATION DATE      THE EAS          THE EAS       CURRENCY RETURN
   0.7530          -40.00%           $  600.00         -40.00%          -26.28%           -26.28%
   0.7977          -36.44%           $  635.62         -36.44%          -23.94%           -23.94%
   0.8032          -36.00%           $  640.00         -36.00%          -23.65%           -23.65%
   0.8283          -34.00%           $  660.00         -34.00%          -22.34%           -22.34%
   0.8534          -32.00%           $  680.00         -32.00%          -21.02%           -21.02%
   0.8785          -30.00%           $  700.00         -30.00%          -19.71%           -19.71%
   0.9036          -28.00%           $  720.00         -28.00%          -18.39%           -18.39%
   0.9287          -26.00%           $  740.00         -26.00%          -17.08%           -17.08%
   0.9538          -24.00%           $  760.00         -24.00%          -15.77%           -15.77%
   0.9789          -22.00%           $  780.00         -22.00%          -14.45%           -14.45%
   1.0040          -20.00%           $  800.00         -20.00%          -13.14%           -13.14%
   1.0291          -18.00%           $  820.00         -18.00%          -11.82%           -11.82%
   1.0542          -16.00%           $  840.00         -16.00%          -10.51%           -10.51%
   1.0793          -14.00%           $  860.00         -14.00%           -9.20%            -9.20%
   1.1044          -12.00%           $  880.00         -12.00%           -7.88%            -7.88%
   1.1295          -10.00%           $  900.00         -10.00%           -6.57%            -6.57%
   1.1546           -8.00%           $  920.00          -8.00%           -5.26%            -5.26%
   1.1797           -6.00%           $  940.00          -6.00%           -3.94%            -3.94%
   1.2048           -4.00%           $  960.00          -4.00%           -2.63%            -2.63%
   1.2299           -2.00%           $  980.00          -2.00%           -1.31%            -1.31%
   1.2550            0.00%           $1,000.00           0.00%            0.00%             0.00%
   1.2605            0.44%           $1,010.96           1.10%            0.72%             0.29%
   1.2660            0.88%           $1,021.91           2.19%            1.44%             0.58%
   1.2715            1.31%           $1,032.87           3.29%            2.16%             0.86%
   1.2770            1.75%           $1,043.82           4.38%            2.88%             1.15%
   1.2825            2.19%           $1,054.78           5.48%            3.60%             1.44%

HYPOTHETICAL
   FINAL        % CHANGE FROM                       TOTAL RATE OF   ANNUALIZED RATE
  EXCHANGE        REFERENCE       VALUE OF EAS AT     RETURN ON      OF RETURN ON       ANNUALIZED
   RATES        EXCHANGE RATE     EXPIRATION DATE      THE EAS          THE EAS       CURRENCY RETURN
   1.2880            2.63%           $1,065.74           6.57%            4.32%             1.73%
   1.2935            3.07%           $1,076.69           7.67%            5.04%             2.02%
   1.2990            3.51%           $1,087.65           8.76%            5.76%             2.30%
   1.3045            3.94%           $1,098.61           9.86%            6.48%             2.59%
   1.3100            4.38%           $1,109.56          10.96%            7.20%             2.88%
   1.3155            4.82%           $1,120.52          12.05%            7.92%             3.17%
   1.3210            5.26%           $1,131.47          13.15%            8.64%             3.45%
   1.3265            5.70%           $1,142.43          14.24%            9.36%             3.74%
   1.3320            6.14%           $1,153.39          15.34%           10.08%             4.03%
   1.3375            6.57%           $1,164.34          16.43%           10.80%             4.32%
   1.3430            7.01%           $1,175.30          17.53%           11.52%             4.61%
   1.3485            7.45%           $1,186.25          18.63%           12.24%             4.89%
   1.3540            7.89%           $1,197.21          19.72%           12.96%             5.18%
   1.3595            8.33%           $1,208.17          20.82%           13.68%             5.47%
   1.3650            8.76%           $1,219.12          21.91%           14.39%             5.76%
   1.3733            9.42%           $1,219.12          21.91%           14.39%             6.19%
   1.3815           10.08%           $1,219.12          21.91%           14.39%             6.62%
   1.3898           10.74%           $1,219.12          21.91%           14.39%             7.05%
   1.3980           11.39%           $1,219.12          21.91%           14.39%             7.49%
   1.4063           12.05%           $1,219.12          21.91%           14.39%             7.92%
   1.4145           12.71%           $1,219.12          21.91%           14.39%             8.35%
   1.4228           13.37%           $1,219.12          21.91%           14.39%             8.78%
   1.4310           14.02%           $1,219.12          21.91%           14.39%             9.21%
   1.4393           14.68%           $1,219.12          21.91%           14.39%             9.64%
   1.4475           15.34%           $1,219.12          21.91%           14.39%            10.08%
   1.4558           16.00%           $1,219.12          21.91%           14.39%            10.51%
   1.4640           16.65%           $1,219.12          21.91%           14.39%            10.94%
   1.4723           17.31%           $1,219.12          21.91%           14.39%            11.37%
   1.4805           17.97%           $1,219.12          21.91%           14.39%            11.80%
   1.4888           18.63%           $1,219.12          21.91%           14.39%            12.24%
   1.4970           19.28%           $1,219.12          21.91%           14.39%            12.67%
   1.5053           19.94%           $1,219.12          21.91%           14.39%            13.10%
   1.5135           20.60%           $1,219.12          21.91%           14.39%            13.53%
   1.5218           21.25%           $1,219.12          21.91%           14.39%            13.96%
   1.5300           21.91%           $1,219.12          21.91%           14.39%            14.39%
   1.5383           22.57%           $1,219.12          21.91%           14.39%            14.83%
   1.5465           23.23%           $1,219.12          21.91%           14.39%            15.26%
   1.5548           23.88%           $1,219.12          21.91%           14.39%            15.69%
   1.5630           24.54%           $1,219.12          21.91%           14.39%            16.12%
   1.5713           25.20%           $1,219.12          21.91%           14.39%            16.55%

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes is linked to the EUR/USD exchange rate. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE FULLY EXPOSED TO ANY DECLINE IN THE VALUE OF THE EURO RELATIVE TO THE U.S. DOLLAR AND YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL

The principal amount of your Notes is not protected against a decline in the value of the euro relative to the U.S. dollar. As your cash payment at maturity is based on the Currency Return, a negative Currency Return will reduce your cash payment at maturity.

YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE EUR/USD EXCHANGE RATE
DECLINES.

See "How will your payment at maturity be calculated?" on page S-4.

YOUR MAXIMUM GAIN ON THE NOTES AT MATURITY IS LIMITED TO APPROXIMATELY 20% TO 24% (TO BE DETERMINED ON THE TRADE DATE)

Your payment at maturity is based on the change in the EUR/USD exchange rate. If the Final Exchange Rate is greater than or equal to the Cap Level of - U.S. dollars per euro, your payment at maturity will be limited to the maximum total return on the Notes of approximately 20% to 24% (to be determined on the trade date) (-% p.a. on an actual/360 basis). Therefore, your ability to participate in any increase in the EUR/USD exchange rate through an investment in the Notes is limited because the amount that you receive at maturity will never exceed $-.

OWNING THE NOTES IS NOT THE SAME AS OWNING EUROS

The return on your Notes will not reflect the return you would realize if you actually purchased euros and converted them into U.S. dollars on the final valuation date. The EUR/USD exchange rate is calculated by reference to the euro relative to the U.S. dollar without taking into consideration the value of the euro relative to other currencies or in other markets.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. WE EXPECT THAT GENERALLY THE EUR/USD EXCHANGE RATE ON ANY DAY WILL AFFECT THE MARKET VALUE OF THE NOTES MORE THAN ANY OTHER SINGLE FACTOR. Other factors that may influence the market value of the Notes include:

+ supply and demand for the Notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker

+  euro and U.S. dollar interest rates

+  the time remaining to the final valuation date

+  the creditworthiness of UBS

+  volatility of the EUR/USD exchange rate

THE EUR/USD EXCHANGE RATE WILL BE INFLUENCED BY UNPREDICTABLE FACTORS WHICH INTERRELATE IN COMPLEX WAYS

The EUR/USD exchange rate is a result of the supply of, and demand for, each currency and changes in the foreign exchange rate may result from the interactions of many factors including economic, financial, social and political conditions in Europe and the United States. These conditions include, for

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

example, the overall growth and performance of the economies of the U.S. and the European Community, and the constituent nations thereof, the trade and current account balance between the U.S. and the nations of the European Community, market interventions by the Federal Reserve Board or the European Central Bank, inflation, interest rate levels, the performance of the stock markets in the U.S. and Europe, the stability of the United States and European governments and banking systems, wars in which the U.S. or European nations are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the U.S. or Europe, and other foreseeable and unforeseeable events.

Certain relevant information relating to the European Community and the constituent nations thereof may not be as well known or as rapidly or thoroughly reported in the United States as comparable to United States developments. Prospective purchasers of the Notes should be aware of the possible lack of availability of important information that can affect the value of the euro in relation to the U.S. dollar and must be prepared to make special efforts to obtain such information on a timely basis.

THE LIQUIDITY, TRADING VALUE AND AMOUNTS PAYABLE UNDER THE NOTES COULD BE AFFECTED BY THE ACTIONS OF SOVEREIGN GOVERNMENTS OR THE EUROPEAN MONETARY UNION

Exchange rates of most economically developed nations, including the European Monetary Union, are "floating," meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including the European Monetary Union, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments or the European Monetary Union which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the euro, the U.S. dollar or any other currency.

EVEN THOUGH THE EURO AND U.S. DOLLAR ARE TRADED AROUND-THE-CLOCK, IF A SECONDARY MARKET DEVELOPS, THE NOTES MAY TRADE ONLY DURING REGULAR TRADING HOURS IN THE U.S.

The interbank market for the euro and U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the euro and U.S. dollar are traded. To the extent that U.S. markets are closed while the markets for the euro and the U.S. dollar remain open, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Notes on such exchange.

There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the EUR/USD exchange rate relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

FOREIGN EXCHANGE RATE INFORMATION MAY NOT BE READILY AVAILABLE

There is no systematic, publicly available reporting of currency exchange rates in the interbank market. Reasonable current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the EUR/USD exchange rate relevant for determining the Strike Level and Cap Level of the Notes. The limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets. EUR/USD exchange rate information is publicly available at www.bloomberg.com; however, this information is subject to delay and may not reflect the Strike Level and Cap Level of the Notes.

YOU MAY NOT HAVE AN ACTIVE TRADING MARKET IN THE NOTES

There may be little or no secondary market for the Notes. We do not intend to list the Notes on any U.S. stock exchange and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the Notes, but they are NOT required to do so. If UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the Notes, it may stop doing so at any time.

HISTORICAL PERFORMANCE OF THE EUR/USD EXCHANGE RATE SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE EUR/USD EXCHANGE RATE DURING THE TERM OF THE NOTES

It is impossible to predict whether the EUR/USD exchange rate will rise or fall. The EUR/USD exchange rate will be influenced by complex and interrelated political, economic, financial and other factors. See "The EUR/USD exchange rate will be influenced by unpredictable factors which interrelate in complex ways" above.

TRADING BY UBS AG OR ITS AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES

We and our affiliates are active participants in the interbank foreign exchange and currency derivative markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be in foreign exchange or currency derivative transactions. In addition, as described below under "Use of Proceeds and Hedging" on page S-22, we or one or more of our affiliates may hedge our foreign currency exposure from the Notes by entering into foreign exchange and currency derivative transactions. Our trading and hedging activities may affect the EUR/USD exchange rates and make it less likely that you will receive a return on your investment in the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the euro and U.S. dollar that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the EUR/USD exchange rate, could be adverse to the interests of the holders of the Notes.

We or one or more of our affiliates have published and may in the future publish research on foreign exchange markets, exchange rates and other matters that may have an influence on currency exchange

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

rates. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN

Significant aspects of the tax treatment of the Notes are uncertain. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-2, "Supplemental Tax Considerations" on page S-24 and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-21. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine the Final Exchange Rate on the final valuation date. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest.

THE INCLUSION OF COMMISSIONS, COMPENSATION AND PROJECTED PROFITS FROM HEDGING IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

5-YEAR HISTORICAL EUR/USD EXCHANGE RATE

The EUR/USD exchange rate is a foreign exchange spot rate that measures the relative values of two currencies, the euro and the U.S. dollar. The EUR/USD exchange rate increases when the euro appreciates relative to the U.S. dollar and decreases when the euro depreciates relative to the U.S. dollar. The EUR/USD exchange rate is expressed as a rate that reflects the number of U.S. dollars that can be exchanged for one euro. For example, on June 26, 2006, the EUR/USD exchange rate in the interbank market as reported by Bloomberg L.P. at approximately 2:30 p.m. New York City time was equal to 1.2979, which indicates that $1.2979 U.S. dollars can be exchanged for one euro.

The following graph sets forth the monthly high and low levels in the interbank market of the EUR/USD exchange rate from May 2001 through June 26, 2006. The historical performance of the EUR/USD exchange rates should not be taken as an indication of future performance.

MONTHLY EUR/USD EXCHANGE RATE--HIGH, LOW AND MONTH END CLOSE
(USD/EUR EXCHANGE RATE GRAPH)

DATE                                                      HIGH                         LOW                        LAST
----                                                      ----                         ---                        ----
May 2001                                                 0.9004                      0.8446                      0.8453
                                                         0.8670                      0.8413                      0.8490
                                                         0.8823                      0.8352                      0.8764
                                                         0.9240                      0.8741                      0.9123
Sep 2001                                                 0.9330                      0.8827                      0.9114
                                                         0.9240                      0.8870                      0.9005
                                                         0.9118                      0.8737                      0.8964
                                                         0.9081                      0.8743                      0.8895
Jan 2002                                                 0.9064                      0.8574                      0.8593
                                                         0.8799                      0.8565                      0.8693
                                                         0.8868                      0.8633                      0.8717
                                                         0.9044                      0.8713                      0.9005
May 2002                                                 0.9416                      0.8989                      0.9342
                                                         0.9988                      0.9304                      0.9914
                                                         1.0199                      0.9716                      0.9776
                                                         0.9915                      0.9624                      0.9823
Sep 2002                                                 0.9988                      0.9613                      0.9866
                                                         0.9926                      0.9688                      0.9903
                                                         1.0171                      0.9881                      0.9943
                                                         1.0505                      0.9863                      1.0492
Jan 2003                                                 1.0905                      1.0336                      1.0768
                                                         1.0935                      1.0667                      1.0806
                                                         1.1083                      1.0504                      1.0915
                                                         1.1187                      1.0562                      1.1184
May 2003                                                 1.1933                      1.1158                      1.1784
                                                         1.1930                      1.1400                      1.1511
                                                         1.1611                      1.1116                      1.1232
                                                         1.1426                      1.0794                      1.0984
Sep 2003                                                 1.1739                      1.0764                      1.1656
                                                         1.1860                      1.1535                      1.1593
                                                         1.2018                      1.1377                      1.1995
                                                         1.2647                      1.1937                      1.2595
Jan 2004                                                 1.2898                      1.2335                      1.2478
                                                         1.2926                      1.2373                      1.2493
                                                         1.2541                      1.2047                      1.2316
                                                         1.2389                      1.1761                      1.1980
May 2004                                                 1.2297                      1.1772                      1.2188
                                                         1.2354                      1.1955                      1.2199
                                                         1.2461                      1.1992                      1.2018
                                                         1.2388                      1.1969                      1.2183
Sep 2004                                                 1.2443                      1.2027                      1.2436
                                                         1.2842                      1.2225                      1.2798
                                                         1.3335                      1.2657                      1.3279
                                                         1.3666                      1.3139                      1.3554
Jan 2005                                                 1.3582                      1.2922                      1.3038
                                                         1.3280                      1.2732                      1.3228
                                                         1.3482                      1.2857                      1.2964
                                                         1.3125                      1.2766                      1.2873
May 2005                                                 1.2990                      1.2296                      1.2304
                                                         1.2355                      1.1981                      1.2108
                                                         1.2256                      1.1868                      1.2123
                                                         1.2486                      1.2119                      1.2346
Sep 2005                                                 1.2589                      1.1979                      1.2026
                                                         1.2205                      1.1876                      1.1992
                                                         1.2085                      1.1640                      1.1788
                                                         1.2062                      1.1662                      1.1849
Jan 2006                                                 1.2323                      1.1802                      1.2156
                                                         1.2164                      1.1827                      1.1921
                                                         1.2208                      1.1861                      1.2118
                                                         1.2641                      1.2034                      1.2634
May 2006                                                 1.2972                      1.2556                      1.2808
                                                         1.2979                      1.2479                      1.2550

     Source: Bloomberg L.P.

--------------------------------------------------------------------------------

HISTORICAL EUR/USD EXCHANGE RATE
--------------------------------------------------------------------------------

U.S. dollars and euros are traded by all major foreign exchange traders around the world. The following table and graph present the monthly high, low and month end close EUR/USD exchange rates as reported by Bloomberg L.P., a leading financial information provider. We obtained the trading price information set forth below from Bloomberg L.P., without independent verification.

You should not take the historical EUR/USD exchange rate as an indication of future performance.

--------------------------------------------------------------------------------------------------------------
DATE                                                             HIGH           LOW          MONTH END CLOSE
--------------------------------------------------------------------------------------------------------------
May, 2001                                                       0.9004         0.8446            0.8453
--------------------------------------------------------------------------------------------------------------
June, 2001                                                      0.8670         0.8413            0.8490
--------------------------------------------------------------------------------------------------------------
July, 2001                                                      0.8823         0.8352            0.8764
--------------------------------------------------------------------------------------------------------------
August, 2001                                                    0.9240         0.8741            0.9123
--------------------------------------------------------------------------------------------------------------
September, 2001                                                 0.9330         0.8827            0.9114
--------------------------------------------------------------------------------------------------------------
October, 2001                                                   0.9240         0.8870            0.9005
--------------------------------------------------------------------------------------------------------------
November, 2001                                                  0.9118         0.8737            0.8964
--------------------------------------------------------------------------------------------------------------
December, 2001                                                  0.9081         0.8743            0.8895
--------------------------------------------------------------------------------------------------------------
January, 2002                                                   0.9064         0.8574            0.8593
--------------------------------------------------------------------------------------------------------------
February, 2002                                                  0.8799         0.8565            0.8693
--------------------------------------------------------------------------------------------------------------
March, 2002                                                     0.8868         0.8633            0.8717
--------------------------------------------------------------------------------------------------------------
April, 2002                                                     0.9044         0.8713            0.9005
--------------------------------------------------------------------------------------------------------------
May, 2002                                                       0.9416         0.8989            0.9342
--------------------------------------------------------------------------------------------------------------
June, 2002                                                      0.9988         0.9304            0.9914
--------------------------------------------------------------------------------------------------------------
July, 2002                                                      1.0199         0.9716            0.9776
--------------------------------------------------------------------------------------------------------------
August, 2002                                                    0.9915         0.9624            0.9823
--------------------------------------------------------------------------------------------------------------
September, 2002                                                 0.9988         0.9613            0.9866
--------------------------------------------------------------------------------------------------------------
October, 2002                                                   0.9926         0.9688            0.9903
--------------------------------------------------------------------------------------------------------------
November, 2002                                                  1.0171         0.9881            0.9943
--------------------------------------------------------------------------------------------------------------
December, 2002                                                  1.0505         0.9863            1.0492
--------------------------------------------------------------------------------------------------------------
January, 2003                                                   1.0905         1.0336            1.0768
--------------------------------------------------------------------------------------------------------------
February, 2003                                                  1.0935         1.0667            1.0806
--------------------------------------------------------------------------------------------------------------
March, 2003                                                     1.1083         1.0504            1.0915
--------------------------------------------------------------------------------------------------------------
April, 2003                                                     1.1187         1.0562            1.1184
--------------------------------------------------------------------------------------------------------------
May, 2003                                                       1.1933         1.1158            1.1784
--------------------------------------------------------------------------------------------------------------
June, 2003                                                      1.1930         1.1400            1.1511
--------------------------------------------------------------------------------------------------------------
July, 2003                                                      1.1611         1.1116            1.1232
--------------------------------------------------------------------------------------------------------------
August, 2003                                                    1.1426         1.0794            1.0984
--------------------------------------------------------------------------------------------------------------
September, 2003                                                 1.1739         1.0764            1.1656
--------------------------------------------------------------------------------------------------------------
October, 2003                                                   1.1860         1.1535            1.1593
--------------------------------------------------------------------------------------------------------------
November, 2003                                                  1.2018         1.1377            1.1995
--------------------------------------------------------------------------------------------------------------
December, 2003                                                  1.2647         1.1937            1.2595
--------------------------------------------------------------------------------------------------------------
January, 2004                                                   1.2898         1.2335            1.2478
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

HISTORICAL EUR/USD EXCHANGE RATE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
DATE                                                             HIGH           LOW          MONTH END CLOSE
--------------------------------------------------------------------------------------------------------------
February, 2004                                                  1.2926         1.2373            1.2493
--------------------------------------------------------------------------------------------------------------
March, 2004                                                     1.2541         1.2047            1.2316
--------------------------------------------------------------------------------------------------------------
April, 2004                                                     1.2389         1.1761            1.1980
--------------------------------------------------------------------------------------------------------------
May, 2004                                                       1.2297         1.1772            1.2188
--------------------------------------------------------------------------------------------------------------
June, 2004                                                      1.2354         1.1955            1.2199
--------------------------------------------------------------------------------------------------------------
July, 2004                                                      1.2461         1.1992            1.2018
--------------------------------------------------------------------------------------------------------------
August, 2004                                                    1.2388         1.1969            1.2183
--------------------------------------------------------------------------------------------------------------
September, 2004                                                 1.2443         1.2027            1.2436
--------------------------------------------------------------------------------------------------------------
October, 2004                                                   1.2842         1.2225            1.2798
--------------------------------------------------------------------------------------------------------------
November, 2004                                                  1.3335         1.2657            1.3279
--------------------------------------------------------------------------------------------------------------
December, 2004                                                  1.3666         1.3139            1.3554
--------------------------------------------------------------------------------------------------------------
January, 2005                                                   1.3582         1.2922            1.3038
--------------------------------------------------------------------------------------------------------------
February, 2005                                                  1.3280         1.2732            1.3228
--------------------------------------------------------------------------------------------------------------
March, 2005                                                     1.3482         1.2857            1.2964
--------------------------------------------------------------------------------------------------------------
April, 2005                                                     1.3125         1.2766            1.2873
--------------------------------------------------------------------------------------------------------------
May, 2005                                                       1.2990         1.2296            1.2304
--------------------------------------------------------------------------------------------------------------
June, 2005                                                      1.2355         1.1981            1.2108
--------------------------------------------------------------------------------------------------------------
July, 2005                                                      1.2256         1.1868            1.2123
--------------------------------------------------------------------------------------------------------------
August, 2005                                                    1.2486         1.2119            1.2346
--------------------------------------------------------------------------------------------------------------
September, 2005                                                 1.2589         1.1979            1.2026
--------------------------------------------------------------------------------------------------------------
October, 2005                                                   1.2205         1.1876            1.1992
--------------------------------------------------------------------------------------------------------------
November, 2005                                                  1.2085         1.1640            1.1788
--------------------------------------------------------------------------------------------------------------
December, 2005                                                  1.2062         1.1662            1.1849
--------------------------------------------------------------------------------------------------------------
January, 2006                                                   1.2323         1.1802            1.2156
--------------------------------------------------------------------------------------------------------------
February, 2006                                                  1.2164         1.1827            1.1921
--------------------------------------------------------------------------------------------------------------
March, 2006                                                     1.2208         1.1861            1.2118
--------------------------------------------------------------------------------------------------------------
April, 2006                                                     1.2641         1.2034            1.2634
--------------------------------------------------------------------------------------------------------------
May, 2006                                                       1.2972         1.2556            1.2808
--------------------------------------------------------------------------------------------------------------
June, 2006 (through June 26, 2006)                              1.2979         1.2479            1.2550
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

VALUE OF THE NOTES

AT MATURITY. You will receive a cash payment at maturity based on the Currency Return of your Notes. If the Currency Return is positive, it will be increased by 250%, subject to the Maximum Return. The Notes are fully exposed to any decline in the Reference Exchange Rate. A negative Currency Return will reduce the cash payment at maturity.

+ If the Final Exchange Rate is equal to or greater than - USD per euro, the Cap Level, you will receive your Principal Amount plus the Maximum Return

+ If the Final Exchange Rate is greater than - USD per euro, the Strike Level, but less than the Cap Level, you will receive a cash payment according to the following formula:
   Principal Amount x (100% + (2.5 x Currency Return))

+ If the Final Exchange Rate is less than or equal to the Strike Level, you will receive a cash settlement according to the following formula:
   Principal Amount x (100% + Currency Return)

ACCORDINGLY, YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE EUR/USD EXCHANGE RATE DECLINES.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-18.

PRIOR TO MATURITY. You should understand that the market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the EUR/USD exchange rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-10 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

PAYMENT AT MATURITY

Step 1:  Calculate the Currency Return.

           The Currency Return, which may be positive or negative, is the difference between the EUR/USD exchange rate on the final valuation date relative to the Strike Level, expressed as a percentage, calculated as follows:

                          Final Exchange Rate -- Strike Level
Currency Return =       ---------------------------------------
                                      Strike Level

Step 2:  Calculate the Adjusted Currency Return on the Notes.

           The Adjusted Currency Return is based on the Currency Return, which may be positive or negative:

        1)  If the Currency Return is positive:
           Adjusted Currency Return = (Currency Return x 2.5), subject to a maximum of approximately 20% to 24%
        2)  If the Currency Return is negative or zero:
           Adjusted Currency Return = Currency Return

Step 3:  Calculate the payment at maturity.

           Payment at maturity = principal amount of the Notes + (principal amount of Notes X Adjusted Currency Return)

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S- 18

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

On the trade date, we will determine the Strike Level, the Cap Level and the maximum return on the Notes, which will be disclosed to you in the final prospectus supplement delivered to you in connection with the sale of the Notes.

+  Strike Level: - U.S. dollars per euro (equal to the Initial Exchange Rate).

+ Cap Level: - U.S. dollars per euro (to be determined by the calculation agent at approximately 2:30 p.m. on the trade date).

For purposes of this section, the following terms shall have the meanings set forth below:

The "Initial Exchange Rate" will be determined by the calculation agent on the trade date and will equal the EUR/USD exchange rate at a time determined by the calculation agent on such date as observed in the interbank foreign exchange market as reported by Bloomberg L.P. The interbank foreign exchange market is a worldwide over-the-counter market for currencies that operates on a 24-hour basis. The Initial Exchange Rate will be set by the calculation agent at approximately 2:30 p.m. New York City time on the trade date. The Initial Exchange Rate will be set forth in the final prospectus supplement delivered to you.

The "Final Exchange Rate" will be determined by the calculation agent and will equal the EUR/USD exchange rate in the interbank market as reported by Bloomberg L.P. at approximately 10:00 a.m., New York City time, on the final valuation date. However, if the EUR/USD exchange rate is not so quoted by Bloomberg L.P. then the EUR/USD exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on such date for the purchase or sale by the Reference Dealers of the Reference Amount for settlement two Business Days later. If fewer than two Reference Dealers provide such spot quotations, then the EUR/USD exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on such date from three leading commercial banks in New York (selected in the sole discretion of the calculation agent), for the sale by such banks of the Reference Amount for settlement two Business Days later. If these spot quotations are available from fewer than three banks, then the calculation agent, in its sole discretion, shall determine which spot rate is available and reasonable to be used. If no spot quotation is available, then the EUR/USD exchange rate will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on such date.

"Reference Dealers" as used herein, means Citibank, N.A., Deutsche Bank A.G. and JP Morgan Chase Bank, or their successors.

"Reference Amount" equals 1,000,000 euros.

MATURITY DATE

The maturity date will be on or about January 30, 2008 unless that day is not a business day, in which case the maturity date will be the next following business day.

FINAL VALUATION DATE

The final valuation date will be on or about January 28, 2008.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+  no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, business days, the default amount, the Currency Return, the Initial Exchange Rate, the Final Exchange Rate and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving spot, forward and option transactions. We reserve the right to leave any position unhedged, partially hedged or fully hedged, and to adjust the hedge from time to time in any manner we see fit.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve spot, forward and option sales or purchases.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-10 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2006 (UNAUDITED)                                CHF       USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt
  Debt issued(1)............................................  296,632   227,316
                                                              -------   -------
  Total Debt................................................  296,632   227,316
Minority Interest(2)........................................    5,571     4,269
Shareholders' Equity........................................   47,850    36,669
                                                              -------   -------
Total capitalization........................................  350,053   268,254
                                                              =======   =======

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = $0.76632
------------
(1) Includes Money Market Paper and Medium-Term notes as per Balance Sheet position based on the remaining maturities.

(2)  Includes Trust preferred securities.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States federal and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell LLP, your Notes should be treated as a pre-paid derivative contract in respect of the euro and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your notes are so treated, you would generally recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount realized at such time and your tax basis in the Notes. In general, your tax basis in your Notes would be equal to the price you paid for it. The gain or loss would be ordinary gain or loss unless you make the election described below. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

In the opinion of our Counsel, Sullivan & Cromwell LLP, it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Notes as capital gain or loss. More specifically a taxpayer may elect to treat the gain or loss from a "forward contract" with respect to foreign currency as capital gain or loss. It would be reasonable to take the position that the notes should be treated as a "forward contract" for this purpose. You may make such an election by clearly identifying your Notes as subject to such election in your books and records on the date that you acquire your Notes. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Notes, (iii) describe your Notes and state the date on which the Notes were exercised, sold or exchanged, (iv) state that your Notes were never part of a "straddle" as defined in Section 1092 of the Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfying the election and verification requirements if you acquire, hold and dispose of your Notes in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date that the account was established may be recorded in the account, (ii) transactions involving the Notes are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: "Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B)." Your election may not be effective if you do not comply with the election and verification requirements.

Alternative Treatments Alternatively, it is possible that your Notes could be treated as a derivative contract other than a forward contract, in which case which case your Notes would generally be

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

treated in the manner described above, except that it is unclear as to whether or not you would be permitted to make the capital gain election described above.

In addition, it is possible that your Notes could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other term and conditions similar to your Notes. You would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as contingent debt instruments, and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL
Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

RESIDENTS OF SWITZERLAND
If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a nondeductible loss, respectively; provided, however, that you may have to report any element of adjustment for stock dividends or extraordinary dividends on the Index included in the payment received from us at maturity as taxable investment income. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains, and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 1% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

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S- 28

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................  S-10
5-Year Historical EUR/USD Exchange
  Rate................................  S-14
Value of the Notes....................  S-17
Specific Terms of the Notes...........  S-18
Use of Proceeds and Hedging...........  S-22
Capitalization of UBS.................  S-23
Where You Can Find More Information...
Supplemental Tax Considerations.......  S-24
ERISA Considerations..................  S-27
Supplemental Plan of Distribution.....  S-28

PROSPECTUS
Introduction..........................     3
Cautionary Note Regarding Forward-
  Looking Information.................     5
Incorporation of Information About UBS
  AG..................................     7
Where You Can Find More Information...     7
Presentation of Financial
  Information.........................     8
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................     9
Capitalization of UBS.................     9
UBS...................................    10
Use of Proceeds.......................    12
Description of Debt Securities We May
  Offer...............................    13
Description of Warrants We May Offer..    35
Legal Ownership and Book-Entry
  Issuance............................    52
Considerations Relating to Indexed
  Securities..........................    58
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......    61
U.S. Tax Considerations...............    64
Tax Considerations Under the Laws of
  Switzerland.........................    75
ERISA Considerations..................    77
Plan of Distribution..................    78
Validity of the Securities............    81
Experts...............................    81

[UBS LOGO]

ENHANCED
APPRECIATION
SECURITIES

UBS AG $- NOTES LINKED TO THE EUR/USD EXCHANGE RATE DUE ON OR ABOUT JANUARY 30, 2008

PROSPECTUS SUPPLEMENT

-
(TO PROSPECTUS DATED MARCH 27, 2006)

UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.